FOR IMMEDIATE RELEASE

Ciena Appoints Hassan Ahmed to Board of Directors

HANOVER, Md. – July 1, 2020 – Ciena (NYSE: CIEN) today announced that Hassan M. Ahmed, Ph.D., has been appointed to its Board of Directors.

Dr. Ahmed most recently served as Chairman of the Board and Chief Executive Officer of Affirmed Networks, which was acquired by Microsoft in April 2020. Before founding Affirmed Networks in 2010, he was a senior advisor at Charles River Ventures. From 1998 to 2008, Dr. Ahmed served as Chairman and Chief Executive Officer of Sonus Networks. Prior to that time, Dr. Ahmed served in various executive roles at Ascend Communications, Cascade Communications and Analog Devices. He also served as President and founder of WaveAccess, a pioneer in high-speed wireless network products. Dr. Ahmed was Associate Professor of Electrical, Computer and Systems Engineering and Associate Professor of Finance at Boston University.

“Hassan brings a strong strategic growth orientation with outstanding industry and technology knowledge, including a successful entrepreneurial track record in leading market-disrupting businesses and deep expertise in the packet networking and IP arena,” said Gary B. Smith, president and CEO of Ciena. “We look forward to his insights and guidance as we continue to deliver networks that can adapt to today’s ever-changing digital world.”

Dr. Ahmed is the author of more than 50 professional publications and holds a BSEE and MSAE from Carleton University and a Ph.D. in electrical engineering from Stanford University.

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About Ciena
Ciena (NYSE: CIEN) is a networking systems, services and software company. We provide solutions that help our customers create the Adaptive NetworkTM in response to the constantly changing demands of their users. By delivering best-in-class networking technology through high-touch consultative relationships, we build the world’s most agile networks with automation, openness and scale. For updates on Ciena, follow us on Twitter @Ciena, LinkedIn, the Ciena Insights blog, or visit www.ciena.com.

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